UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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OPENLANE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This Supplement No. 1 to Definitive Proxy Statement is dated as of September 20, 2011 and is being mailed, along with the accompanying annexes, to the holders of the Company’s capital stock on or about September 23, 2011. You should not assume that the information contained herein is accurate as of any date other than the date hereof or as of the date or dates referenced herein or in any of the documents provided herewith.

SUPPLEMENT NO. 1 TO DEFINITIVE PROXY STATEMENT

OPENLANE, INC.
2200 Bridge Parkway, Suite 202
Redwood City, CA 94065

Dear OPENLANE, Inc. Stockholder:

The information contained in this Supplement No. 1 to Definitive Proxy Statement (this “Proxy Supplement”) should be read in conjunction with the Definitive Proxy Statement of OPENLANE, Inc. dated September 8, 2011 that was mailed to you on or about September 9, 2011 (the “Definitive Proxy Statement”), which should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement.

As disclosed herein, on September 9, 2011, a putative class action lawsuit was purportedly filed on behalf of the Company’s stockholders in the Delaware Court of Chancery, docketed as Treadway v. OPENLANE, Inc., et al., Case No. 6849-VCN, and on September 19, 2011, a second putative class action lawsuit was purportedly filed on behalf of the Company’s stockholders in the Delaware Court of Chancery, docketed as Buckley v. OPENLANE, Inc., et al., Case No. 6877-VCN. The lawsuits allege, among other things, that (1) the Board breached fiduciary duties owed to the Stockholders by entering into the Merger Agreement and in failing to engage in a fair sales process to maximize stockholder value in the Merger and (2) the Definitive Proxy Statement contains misleading disclosures about the Merger. The relief sought includes, among other things, an injunction prohibiting the consummation of the Merger, rescission or rescissory damages to the extent the Merger is already consummated, and the payment of plaintiffs’ attorneys’ fees and costs.

The Company believes that no further disclosure is required to supplement the Definitive Proxy Statement under applicable laws; however, to avoid the risk that the putative class action lawsuits may delay or otherwise adversely affect the consummation of the Merger and to minimize the expense of defending such actions, the Company wishes to voluntarily make supplemental disclosures related to the proposed Merger requested by plaintiff’s counsel, as set forth below. The Company also is supplementing certain sections with additional developments since the filing of the Definitive Proxy Statement, as set forth below.

In addition, the Company has elected to (1) provide certain Stockholders who delivered an executed action by written consent with respect to the Merger (the “Merger Consent”) or any Stockholder who deliver an executed Stockholder Acknowledgment the opportunity to revoke such Merger Consent or Stockholder Acknowledgment by following the instructions set forth in the Stockholder Revocation of Consent attached to this Proxy Supplement as Annex A (the “Consent Revocation”) and delivering such Consent Revocation to the Company prior to Friday, September 30, 2011, and (2) extend the deadline by which written demands for appraisal must be delivered to the Company to 11:00 a.m. Eastern time on October 3, 2011, which is approximately 9 days after the mailing of this Proxy Supplement, each as described more fully herein.

If you have previously provided an executed Merger Consent or Stockholder Acknowledgment that you do not wish to revoke, no action is required of you at this time. If you have not previously provided an executed Stockholder Acknowledgment and wish to do so, please refer to the instructions on page iii of the Definitive Proxy Statement. Additional copies of the Definitive Proxy Statement may be obtained, without charge, by contacting OPENLANE by telephone at (480) 809-3400, by mail at OPENLANE, Inc., 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065, Attn: Scott Cross, Assistant Secretary, or by e-mail at stockholderquestions@openlane.com.

Sincerely,

Peter Kelly

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This Proxy Supplement, and the documents to which we refer you in this Proxy Supplement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this Proxy Supplement, including, without limitation, in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predict,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the effect of the announcement of the Merger on OPENLANE’s business relationships, operating results and business generally;
•	the retention of certain key employees at OPENLANE;
•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;
•	the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule, if at all, or other conditions to the consummation of the transaction may not be satisfied;
•	the amount of the costs, fees, expenses and charges related to the Merger or any pending litigation; and
•	OPENLANE’s and ADESA’s ability to meet expectations regarding the timing and consummation of the Merger.

Many of the factors that will determine OPENLANE’s future results are beyond OPENLANE’s ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this Proxy Supplement represent OPENLANE’s views as of the date of this Proxy Supplement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

GENERAL UPDATES

The following updates and supplements the relevant discussions regarding the Stockholder Acknowledgment on pages i, 2 – 3, 6 and 16 of the Definitive Proxy Statement:

On August 16, 2011, the Company obtained the Majority Consent from certain of its stockholders that are affiliated with members of the Board: MPI Holdings, Inc., entities affiliated with Meritech Capital Partners, entities affiliated with August Capital and the Company’s CEO, Peter Kelly. The Company did not request that any Stockholder enter into a voting agreement, and the Company did not enter into a voting agreement with any Stockholder, in connection with the Merger. On September 12, 2011, the Company obtained the Super-Majority Consent, and as of September 19, 2011, Stockholders representing over 87% of the outstanding shares on the record date for the Merger on an as-converted to Common Stock basis had approved the Merger and not revoked such approval.

The following updates and supplements the relevant discussions regarding the deadline for Stockholders to deliver written demands for appraisal to the Company on pages ii, 10, 15 and 49 of the Definitive Proxy Statement:

The parties to the Merger have voluntary chosen to extend the deadline by which written demands for appraisal must be delivered to the Company to 11:00 a.m. Eastern time on October 3, 2011, which is approximately 9 days after the mailing of this Proxy Supplement.

The following updates and supplements the relevant discussions regarding the estimated Per Share Merger Consideration and Per Share Closing Consideration on pages 1, 5 and 34 of the Definitive Proxy Statement:

OPENLANE estimates that the Per Share Merger Consideration will be $8.30 in cash, without interest, less any applicable withholding taxes. OPENLANE estimates that the Per Share Closing Consideration, meaning the Per Share Merger Consideration less the portion to be placed in escrow, will be $7.45 in cash, without interest, less any applicable withholding taxes. These amounts are estimates only and may be reduced or increased in accordance with the Merger Agreement. The Per Share Merger Consideration and the Per Share Closing Consideration both take into account OPENLANE’s estimated excess cash at closing, which OPENLANE estimates will be approximately $33.0 million. This amount of excess cash is an estimate only and may be higher or lower than the actual amount of excess cash held by OPENLANE at the time of the consummation of the Merger. OPENLANE currently estimates that it held approximately $36.9 million in excess cash as of August 31, 2011.

The following updates and supplements the relevant discussions regarding HSR Act Requirements on pages 13, 33 and 41 – 42 of the Definitive Proxy Statement:

The parties filed their respective Notification and Report Forms on August 16, 2011, and the mandatory 30-day waiting period under the HSR Act expired at 11:59 p.m. Eastern time on September 15, 2011.

In addition, the section entitled “Regulatory Approvals” on page 33 of the Definitive Proxy is amended by deleting the third paragraph.

UPDATE TO THE STOCKHOLDER ACKNOWLEDGMENT AND ADVISORY CONSENT

The following replaces the first sentence of the section entitled “Revocation” on page 17 of the Definitive Proxy Statement and, correspondingly, the first sentence of the section of the Summary entitled “Revocability of Acknowledgment and Consent” on page 6 of the Definitive Proxy Statement and the first sentence of the last answer appearing on page 3 of the Definitive Proxy Statement:

The Merger Consent and the Stockholder Acknowledgment are revocable by any Stockholder other than the Stockholders whose consents comprise the Majority Consent. To revoke your Merger Consent or Stockholder Acknowledgment, you may execute the Consent Revocation attached to this Proxy Supplement as Annex A and deliver it in accordance with the instructions set forth in Annex A. To be effective, your Consent Revocation must be received prior to Friday, September 30, 2011.

UPDATES TO THE MERGER

The following replaces the sections entitled “Background of the Merger” and “Reasons for the Merger; Recommendation of the OPENLANE Board of Directors” on pages 19 – 24 of the Definitive Proxy Statement:

Background of the Merger

During the periods described below, the Board was comprised of the following individuals:

•	Adam Boyden. Mr. Boyden is a Co-Founder of OPENLANE and has served on the Board of OPENLANE since July 1999.
•	Mark Bronder. Mr. Bronder is an investor in OPENLANE and has served on the Board of OPENLANE since August 1999.
•	Daniel Farrar – former Chief Executive Officer. Mr. Farrar served as CEO and a director of OPENLANE from January 2009 until January 2011.
•	Peter Kelly – Chief Executive Officer and Co-Founder. Mr. Kelly has served as CEO of OPENLANE since February 2011 and as a director of OPENLANE since April 2011 and co-founded OPENLANE in July 1999.
•	Paul Madera. Mr. Madera is affiliated with Meritech Capital Partners, an investor in OPENLANE, and has served on the Board of OPENLANE since November 2007.
•	David Marquardt. Mr. Marquardt is affiliated with August Capital, the first outside investor in OPENLANE, and has served on the Board of OPENLANE since August 1999.
•	Gary McCauley. Mr. McCauley is an investor in OPENLANE and has served on the Board of OPENLANE since October 2002.
•	David Sikes. Mr. Sikes is an investor in OPENLANE and has served on the Board of OPENLANE since October 2002.
•	Michael Stein – Chairman. Mr. Stein is affiliated with MPI Group, an investor in OPENLANE, and has served on the Board of OPENLANE since August 2006.

The Board and members of OPENLANE’s senior management, from time to time, have engaged in internal and external discussions in order to explore strategic relationships (including potential acquisitions) that would maximize OPENLANE’s value. On or about June 1, 2009, OPENLANE entered into a non-disclosure agreement with Company A, and informal strategic talks occurred between the two companies’ CEOs in 2009 and 2010.

In February 2010, in order to better assess strategic alternatives with senior management, including as to acquisitions, dispositions, public offerings and other financing transactions, and similar significant corporate opportunities, the Board approved the formation of a committee, which we refer to as the strategy committee, comprised of Messrs. Stein, Madera and Marquardt, and, until his resignation in January 2011, Mr. Farrar.

In the winter and spring of 2010, OPENLANE’s management discussed with Montgomery & Company LLC (“Montgomery”) potential interest in OPENLANE from strategic acquirers and solicited input on how to maximize shareholder value and on strategies for potential market outreach. On May 7, 2010, OPENLANE and Montgomery signed a formal engagement agreement in order to move ahead with a proposed market outreach to a limited number of strategic acquirers, including KAR and Company A. On May 18, 2010, a conference call occurred between OPENLANE and KAR’s Chairman, Brian Clingen, and CEO, Jim Hallett, in which OPENLANE thanked KAR for its interest in OPENLANE’s business and deferred a more detailed conversation to their respective advisors. Two days later on May 20, 2010, Montgomery followed up with Messrs. Clingen and Hallett to discuss their desire to move forward and to ascertain what initial information KAR might require of OPENLANE for discussions to proceed. On May 24, 2010, Montgomery responded to diligence inquiries.

On June 4, 2010, Montgomery had a call with Messrs. Clingen and Hallett in which KAR’s management indicated that it was unable to put a price on the table at that point in time, and Montgomery indicated that it was not authorized to offer a price to KAR.

On June 8, 2010, Montgomery had a call with Company A’s management about a potential transaction, and on June 21, 2010, Montgomery received a call from the chief financial officer of Company A with respect to diligence.

On July 23, 2010, Montgomery had a call with Company A’s CFO to clarify certain diligence questions, as well as to provide responses to the diligence questions asked by Company A, and five days later on July 28, 2010, Montgomery had a call with Company A’s CEO to assess Company A’s interest in OPENLANE in light of the diligence materials that had been provided.

On August 6, 2010, members of OPENLANE’s and Company A’s respective management teams met at Company A’s offices. This meeting was followed up by a call between Mr. Farrar and Company A’s CEO and members of his technical team regarding information technology integration.

In late August 2010, Mr. Farrar received a call from Company A’s CEO, indicating that while Company A’s CEO was not authorized to make a formal written offer for OPENLANE, he could provide a verbal valuation of approximately $90 million for an acquisition of substantially all of OPENLANE’s assets. The preliminary valuation was substantially below OPENLANE’s expectations and, after Mr. Farrar spoke with the strategy committee of the Board, he called Company A’s CEO and told him that discussions could not continue on the basis of Company A’s preliminary valuation. Company A’s CEO said that he understood OPENLANE’s position.

In September 2010, OPENLANE terminated its formal engagement of Montgomery for the purposes of performing a market outreach process.

In November 2010, in advance of OPENLANE’s December 2010 Board meeting, discussions occurred between OPENLANE’s management and Montgomery regarding scenarios for maximizing shareholder value with or without an acquisition, as well as regarding a planned presentation on strategic alternatives for the OPENLANE directors. On December 8, 2010, the Board conducted a comprehensive strategy meeting to evaluate OPENLANE’s competitive position and its strategic alternatives. During the meeting, OPENLANE’s senior management presented a detailed report on industry trends, trends in OPENLANE’s business and anticipated challenges to executing OPENLANE’s strategic goals. At the same meeting, OPENLANE’s senior management presented the Management Forecasts and Montgomery presented the Montgomery Analysis, each as described in more detail below. On January 10, 2011, OPENLANE’s then-CFO, Peter Kelly, and Mr. Marquardt met with Company A’s CEO and a member of Company A’s board of directors in which Company A expressed interest in re-engaging in discussions.

On January 27, 2011, Mr. Kelly met with Company A’s CEO at Company A’s offices to discuss different aspects of the business and potential post-merger synergies. The following day, on January 28, 2011, Company A’s CEO called Mr. Kelly to deliver a verbal offer to acquire the Company for: (i) $50 million in cash, (ii) $50 million in a five year note and (iii) 2.5 million shares of Company A’s common stock. For the purpose of the verbal offer, Company A’s CEO valued Company A’s common stock at $40 per share, making the stock portion of the offer equal to an estimated $100 million. In addition, Company A’s CEO stated that the purchase price would be reduced on a dollar for dollar basis if and to the extent that the cash held by OPENLANE at closing (including cash received from the exercise of options) was less than $48 million.

Effective as of January 31, 2011, Mr. Farrar voluntary resigned from OPENLANE and from his position as CEO. At the next meeting of the Board, on February 15, 2011, the Board appointed Mr. Kelly to the position of CEO, in addition to his position as CFO. At the same meeting, Mr. Kelly reviewed the Management Forecasts with the Board, provided his assessment as to the likelihood of achieving the different underlying performance scenarios, and also reviewed elements of the Montgomery Analysis with the Board.

On February 15, 2011, the Board discussed Company A’s offer and, after careful consideration and deliberation, rejected it, instructing Mr. Kelly to make a counter-offer to Company A, which was delivered to Company A by Mr. Kelly via a phone call three days later on February 18, 2011 to Company A’s CEO.

On February 21, 2011, Company A’s CEO called Mr. Kelly to indicate that Company A was not prepared to revise its bid to the level of OPENLANE’s counter-offer.

On March 23, 2011, Mr. Stein met with Sanjeev Mehra, a managing director of Goldman Sachs and a director of KAR. Messrs. Stein and Mehra discussed a number of topics, including a potential strategic relationship between KAR and OPENLANE, and concluded that, as a next step, Mr. Stein should speak with Brian Clingen, KAR’s Chairman. Beginning on March 28, 2011, Messrs. Stein and Clingen had several discussions regarding the industry in general and KAR’s interest in a potential strategic transaction with OPENLANE.

At its regularly scheduled meeting on April 14, 2011, the Board appointed Mr. Kelly as a member of the Board. At the same meeting, the Board discussed various strategic updates, and Mr. Kelly reviewed the Management Forecasts with the Board and provided his assessment as to the likelihood of achieving the different underlying performance scenarios.

On April 28, 2011, following a review by KAR of selected information provided to it by OPENLANE’s management, Mr. Clingen met with Mr. Stein to further discuss the terms of a potential transaction.

On May 6, 2011, OPENLANE received a written indication of interest, or an IOI, from KAR that proposed a preliminary purchase price for all of the issued and outstanding capital stock of OPENLANE in the range of $200 million to $210 million in an all cash transaction. KAR also proposed to increase the purchase price by the amount of cash that OPENLANE held in excess of its normal working capital needs, which, as of August 31, 2011, was approximately $36.9 million. The IOI was conditioned on satisfactory completion of due diligence by KAR and OPENLANE’s agreement to enter into exclusive negotiations with KAR for a period of 30 days.

On May 11, 2011, the Board held a meeting to discuss the KAR IOI and directed Mr. Stein to continue negotiations of the IOI with Mr. Clingen in accordance with the Board’s direction and directed management to reengage with Montgomery. At the meeting, Mr. Kelly reviewed the Management Forecasts with the Board, provided his revised assessment of the likelihood of achieving each of the different underlying performance scenarios, and also reviewed elements of the Montgomery Analysis with the Board. Mr. Kelly also shared with the Board information provided by a leading investment bank presenting illustrative financial multiples for a potential OPENLANE initial public offering based on an analysis of selected publicly traded companies. The information was prepared in connection with the investment bank’s unsolicited sales pitch to OPENLANE to engage the investment bank to perform initial public offering services, and, after considering the information presented and the potential risks and benefits of a public offering as a strategic alternative, the Board determined not to pursue a public offering at the time and did not engage the investment bank to provide any services. At the conclusion of the meeting, Mr. Kelly indicated to the Board that, while the proposed valuation in the KAR IOI was at the lower end of the range that management would like to receive, significant changes would have to occur in OPENLANE’s business to achieve a higher valuation on a stand-alone basis, and that there would be not inconsequential risks in following that strategy. Based on these considerations, Mr. Kelly recommended that OPENLANE continue to engage with KAR to seek a higher valuation proposal and improvement of other material terms contained in the KAR IOI, and that the Board reconvene to consider KAR’s response following these efforts.

On May 13, 2011, the Board discussed strategies for reaching out to potential acquirors with OPENLANE’s senior management and Montgomery. Based on its consideration of both the potential damage to OPENLANE’s business to the extent it became widely known that it was considering a sale and its assessment, after considering outreach to strategic and financial buyers outside of the online vehicle auction services industry, that a purchase of OPENLANE at a valuation favorable to OPENLANE and its stockholders would likely only be financially and strategically attractive to the few companies already operating online vehicle auction services, the Board and its strategy committee directed management to engage Montgomery to perform outreach to these potential acquirors. Upon such instruction, OPENLANE and Montgomery entered into a new engagement agreement to move ahead with a proposed market outreach to a limited number of strategic acquirers, including KAR, Company A and Company B.

On May 23, 2011, the Board held a meeting where it discussed the KAR IOI and, after careful consideration and deliberation, directed management to make a counter-offer to KAR in accordance with the Board’s direction. On the following day, May 24, 2011, OPENLANE responded to the KAR IOI by providing a mark-up of the KAR IOI that proposed a purchase price of $230 million plus an amount equal to OPENLANE’s positive working capital. In addition, OPENLANE’s mark-up of the KAR IOI described other material terms of a potential acquisition, including the limits to any indemnification and escrow obligations of the OPENLANE stockholders and the survivability of OPENLANE’s representations and warranties, to be included in the definitive agreement.

On May 24, 2011, Mr. Stein delivered the revised KAR IOI to Mr. Clingen and requested that as a next step, representatives of KAR meet in person with representatives of Montgomery and OPENLANE, so that OPENLANE could explain the rationale for its counterproposal and discuss next steps in the transaction process.

On May 27, 2011, Mr. Stein received a letter from Mr. Clingen in which KAR rejected OPENLANE’s counterproposal and request to meet in person to explain the counterproposal and reiterated that the maximum amount that KAR would pay to acquire OPENLANE was $210 million plus an upward adjustment for excess cash, and that, if that amount was not sufficient for OPENLANE, the parties should cease discussions immediately.

On June 6, 2011, OPENLANE’s management team and Montgomery discussed strategy for outreach to Company B, and during the week of June 6, Montgomery contacted Company B regarding a potential acquisition target in its vertical market.

On June 8, 2011, Montgomery and OPENLANE’s advisory team discussed strategy with respect to getting clarity from KAR around key issues, as well as to lay the groundwork for moving forward. That same day, Mr. Kelly and Montgomery participated in a conference call with Mr. Clingen, as well as KAR’s CEO, Jim Hallet, and Executive Vice President of International Markets and Strategic Initiatives, Benjamin Skuy. During the call, the parties discussed the proposed purchase price. KAR reiterated its position that the $200 million to $210 million valuation represented the absolute top of its valuation range. OPENLANE indicated that the Board believed that KAR should increase its valuation range. The parties agreed to continue working through the other material issues in the KAR IOI, and OPENLANE informed KAR that the indemnification and escrow issues described in the KAR IOI were material to OPENLANE and its investors.

On June 8 and 9, 2011, Montgomery called Company B regarding OPENLANE and informed Company B that Montgomery represented an entity in the online auction industry that was considering strategic alternatives of potential interest to Company B.

On June 9, 2011, Montgomery called KAR to further discuss a process for moving forward on the KAR IOI. The parties discussed certain terms in the KAR IOI and defined areas of the KAR IOI that still remained open points. Montgomery informed KAR that it expected KAR to deliver a written response to the mark-up of the KAR IOI for the Board to consider at the meeting scheduled for June 16, 2011. Montgomery also informed KAR that, if it wanted the Board to more seriously consider its proposal, it was important that the revised version of the KAR IOI clearly establish a purchase price of $210 million plus the amount of OPENLANE’s excess cash. In addition, the revised IOI would need to address the other material terms that OPENLANE included in its mark-up on May 24, 2011.

On June 10, 2011, OPENLANE delivered a further revised IOI to KAR reflecting the valuation of $210 million that the parties had been discussing, plus an amount equal to the amount of cash held by OPENLANE in excess of its normal working capital needs, which was approximately $36.9 million as of August 31, 2011. The IOI also reiterated the other material terms that were included in OPENLANE’s mark-up of the original IOI on May 24.

On June 13, 2011, KAR delivered a revised IOI to OPENLANE and Montgomery that incorporated the valuation of $210 million plus an amount of cash that OPENLANE held in excess of its normal working capital needs. The revised IOI also reflected KAR’s response to the other material terms that OPENLANE included in its revised IOI, including the limits to any indemnification and escrow obligations of the OPENLANE stockholders and the survivability of OPENLANE’s representations and warranties to be included in the definitive agreement. On the same day, OPENLANE’s strategy committee of its Board met to discuss the revised KAR IOI and the key terms that must be met for OPENLANE to continue its discussions with KAR. Following further internal discussions on June 14, 2011, OPENLANE delivered a further revised IOI to KAR that included its response to the other material terms in the revised IOI, including the limits to any indemnification and escrow obligations of the OPENLANE stockholders and the survivability of OPENLANE’s representations and warranties to be included in the definitive agreement.

Also on June 13, 2011, OPENLANE and Company B entered into a mutual nondisclosure agreement, and Montgomery promptly thereafter provided preliminary due diligence materials regarding OPENLANE to Company B.

On June 15, 2011, Montgomery and OPENLANE management had a conference call with Company B to discuss a potential acquisition of OPENLANE. During the call, OPENLANE’s management presented details of the OPENLANE business, customers and technology to Company B. Management answered questions from Company B. Montgomery and Company B discussed the timeline and process for proceeding with further discussions regarding a potential acquisition of OPENLANE. Company B expressed interest in having access to more data relating to OPENLANE with a view to preparing an indication of interest. Montgomery subsequently delivered additional due diligence materials to Company B to aid Company B in its preparation of an indication of interest.

On June 16, 2011, at a meeting of the Board, the directors of OPENLANE further discussed strategic alternatives, including a detailed discussion of the status of Montgomery’s outreach to potential acquirors, discussed with its legal advisors the relative risk of regulatory challenges to a transaction with each of these potential acquirors, and considered, among other things, the factors set forth below in “Reasons for the Merger; Recommendation of the OPENLANE Board of Directors.”

On June 20, 2011, members of OPENLANE’s management discussed the IOI received from KAR with Montgomery and OPENLANE’s counsel Wilson Sonsini Goodrich & Rosati, PC (“WSGR”). On the same day, Company B delivered a written IOI to OPENLANE that proposed an acquisition of OPENLANE by Company B for cash. The Company B IOI proposed a very broad valuation range, the bottom of which was far below the valuation in the KAR IOI and the top of which exceeded the valuation in the KAR IOI, and provided an estimated purchase price of $200 million on a debt- and cash-free basis. The Company B IOI was subject to the satisfactory completion of due diligence. In considering the Company B IOI, members of OPENLANE’s management sought advice from outside counsel with respect to the expected level of antitrust scrutiny that a transaction with Company B would face, which in the opinion of counsel was significantly greater than would be expected for a transaction with KAR. Also on the same day, the strategy committee of the Board met to discuss the IOI from Company B and determine next steps.

Based on the considerations described above, on June 21, 2011, Montgomery reached out to Company B’s corporate development vice president to indicate that Company B’s offer would need to be narrowed to the top end of their range in order to move forward.

On June 22, 2011, the Board met to discuss the IOIs received from KAR and from Company B, as well as the parameters for proceeding forward and considered, among other things, the factors set forth below in “Reasons for the Merger; Recommendation of the OPENLANE Board of Directors.” At this meeting, Montgomery reported that a representative of Montgomery had called Company A’s CEO promptly after the June 16 Board meeting and stated that the Board of OPENLANE was considering its strategic alternatives and asked whether Company A would be interested in submitting a bid to purchase OPENLANE at a price higher than the last one offered by Company A. Company A’s CEO declined the opportunity to do so on that same phone call. At the direction of the Board, a representative of OPENLANE’s management contacted Company B’s CEO to discuss the potential for Company B resubmitting its offer but received no response in the time frame in which the parties agreed Company B would provide a response if it was interested in continuing discussions with OPENLANE. On June 24, 2011, based on (i) Company B’s failure to commit to a valuation higher than the valuation in the KAR IOI, (ii) the fact that negotiations with KAR as to the material terms of its IOI were substantially complete, while there remained a significant number of material items to be negotiated with Company B if discussions with Company B were to proceed, (iii) the assessment of senior management, after consultation with outside counsel, that, in any event, a transaction with Company B would be subject to a much higher risk of regulatory challenge than a transaction with KAR, and (iv) the risk that negotiations with KAR would be delayed or terminated if OPENLANE did not enter into an exclusive negotiation period with KAR, OPENLANE and KAR signed the IOI with a 30-day exclusivity provision. Company B never contacted OPENLANE or Montgomery to further discuss a potential strategic transaction.

Starting on June 30, 2011, daily diligence calls began between OPENLANE, KAR and their respective representatives and advisors, and OPENLANE provided to KAR and its representatives and advisors access to a virtual data site containing diligence materials regarding OPENLANE.

On July 1, 2011, WSGR and OPENLANE received from KAR and its counsel an initial draft of the Merger Agreement.

On July 10, 2011, WSGR and OPENLANE provided a revised draft of the Merger Agreement to KAR. On July 14, 2011, Winston and Strawn LLP, counsel to KAR (“W&S”), and KAR provided a further revised draft of the Merger Agreement to OPENLANE. On July 17, 2011, WSGR and OPENLANE provided a further revised draft of the Merger Agreement to KAR.

On July 18, 2011, the executive and management teams of OPENLANE and KAR and their respective representatives and advisors met in Chicago, and Mr. Kelly and other members of management reviewed the operations of the business and their respective areas of responsibility within the Company.

On July 19, 2011, KAR, OPENLANE and their respective outside legal counsel negotiated the terms and conditions of the draft Merger Agreement. In particular, the parties discussed the extent of the representations and warranties that KAR was asking OPENLANE to provide, the breadth of the interim operating covenants, the extent to which the parties would cooperate to consummate the merger, and the limits to the indemnification and escrow obligations of the OPENLANE stockholders.

On July 22, 2011, the Board met to discuss the status of due diligence in advance of the expiration of the 30 day period of exclusivity. The exclusivity period expired two days later, on July 24, 2011.

On July 26, 2011, WSGR and OPENLANE provided a revised draft of the Merger Agreement to KAR and its counsel. Between July 26, 2011 and August 14, 2011, representatives of OPENLANE and WSGR discussed with representatives of KAR and its counsel on numerous occasions the remaining unresolved issues in the draft Merger Agreement and related documents. In addition, during this period, representatives of KAR and its counsel completed their due diligence investigation of OPENLANE, including, between August 9, 2011 and August 12, 2011, due diligence meetings with OPENLANE customers by Messrs. Hallett and Kelly.

On August 11, 2011, the Board met to review and discuss the proposed transaction with KAR and the status of negotiations on the Merger Agreement. At the meeting, representatives of WSGR summarized the principal terms and conditions of the proposed Merger Agreement with KAR and its wholly owned subsidiary, ADESA, and reviewed the Board’s previously discussed fiduciary duties in this context. After careful consideration and deliberation, the Board unanimously determined that it is in the best interests of OPENLANE and its Stockholders that OPENLANE enter into the Merger Agreement and consummate the Merger.

On August 15, 2011, OPENLANE, ADESA and KAR entered into the definitive Merger Agreement.

Reasons for the Merger; Recommendation of the OPENLANE Board of Directors

The Board, by resolutions duly adopted, unanimously (i) declared that the Merger Agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of the Company and its Stockholders, (ii) approved the Merger Agreement in accordance with the provisions of Delaware law, (iii) directed that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement be submitted to the Stockholders for their adoption and approval by written consent and (iv) recommends that the Stockholders adopt the Merger Agreement and approve the Merger and the other transactions contemplated by the Merger Agreement.

In the course of reaching its determination, the Board consulted with the Company’s senior management team, as well as its legal and financial advisors, and considered a number of positive factors and potential benefits of the Merger, each of which the members of the Board believed supported its decision. The factors the Board considered included the following material factors:

•	its knowledge of the Company’s business, operations, financial condition, earnings and prospects, industry and macroeconomic trends, including the Board’s consideration and evaluation of the strategic plan and the execution risks and uncertainties related to achieving that plan, compared to the relative certainty of realizing a fair cash value for the Stockholders in the Merger;
•	its knowledge of the current environment in the online remarketing industry, including the information provided by the Company’s senior management team and financial advisors with respect to trends in the industry, the possibility of continued industry challenges from a declining off lease market in the next few years, and the likely effects of these factors on OPENLANE’s ability to maintain growth in the near term;
•	recognizing the impact of the off lease volume decline on OPENLANE’s performance and the risks associated with offsetting the off lease impact with diversified sales;
•	recognizing that a merger with ADESA could potentially accelerate growth of diversified segments taking advantage of OPENLANE’s online auction platform;
•	the possible revenue synergies achievable by leveraging ADESA’s physical auction platform;
•	the possible increase in “network effect” for OPENLANE’s online auction business by increasing both the number of vehicles listed and number of buying dealers as a result of the Merger;
•	the possible increase in transport opportunities for OPENLANE’s CarsArrive Network Inc. subsidiary as a result of the Merger;
•	the possible alternatives to the sale of OPENLANE, including continuing to operate OPENLANE on a stand-alone basis and conducting an initial public offering, and the range of potential benefits to the Stockholders of these alternatives, as well as the Board’s assessment that none of these alternatives was reasonably likely to present superior opportunities for OPENLANE to create greater value for its Stockholders, taking into account the timing and the likelihood of accomplishing such alternatives and the risks of execution, including the significantly greater risk of a regulatory challenge to a transaction with the other potential acquiror OPENLANE had engaged in discussions with, as well as business, competitive, industry and market risks;
•	the price proposed by KAR, which reflected extensive negotiations between the parties and represented the highest price the Company had received and, to the best knowledge of the Board, could receive, from KAR for the acquisition of OPENLANE. The Board noted that the final purchase price was substantially consistent to the top end of the price range proposed by KAR in its initial indication of interest and the price did not materially diminish subsequent to due diligence and negotiations;
•	the fact that the Merger consideration is all cash, allowing the Stockholders to realize immediately a fair value for their investment, while also providing the Stockholders certainty of value for their shares;
•	the business reputation of KAR and its management, the substantial financial resources of KAR, and KAR’s expressed desire to complete a transaction promptly, which the Board believed supported the conclusion that a transaction with KAR and ADESA could be completed in an orderly and timely manner;
•	the availability of appraisal rights to holders of the Company’s stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery; and
•	the terms of the Merger Agreement and the related agreements, including the limited number and nature of the conditions to ADESA’s obligation to consummate the Merger and the obligations of ADESA with respect to obtaining all regulatory approvals required for the consummation of the

Merger, which were the product of extensive arms-length negotiations among the parties and were designed to provide a high degree of certainty that the Merger would ultimately be consummated on a timely basis.

The Board also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following:

•	the risks and costs to OPENLANE if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on OPENLANE’s business and its relationships with customers and suppliers;
•	the fact that the Merger will be subject to antitrust review under the HSR Act, which could delay or prevent consummation of the Merger, despite OPENLANE’s efforts to negotiate terms and conditions in the Merger Agreement that optimize the likelihood that all required approvals will be obtained;
•	the fact that the Stockholders will not participate in any future earnings or growth of OPENLANE, KAR or ADESA and will not benefit from any appreciation in value of OPENLANE, KAR or ADESA, including any appreciation in value that could be realized as a result of improvements to the Company’s operations;
•	the fact that a portion of the merger consideration otherwise payable to the Stockholders will be held in escrow for at least 18 months and may not be paid out to such Stockholders at all;
•	the fact that the merger consideration otherwise payable to the Stockholders may be ratably reduced by the amount of certain losses suffered by ADESA or its affiliates for which ADESA and affiliates are indemnified under the Merger Agreement;
•	the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, requiring the Company to conduct its business only in the ordinary course (with various specified exceptions) and subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise during the term of the Merger Agreement, whether or not the Merger is completed;
•	the fact that the Company is prohibited by the Merger Agreement from furnishing information to and conducting negotiations with third parties in connection with an alternative transaction; and
•	the fact that an all cash transaction would be taxable for U.S. income tax purposes to the Stockholders that are U.S. persons (and under certain circumstances to the Stockholders who are non-U.S. persons).

OPENLANE did not engage a financial advisor to provide a fairness opinion with respect to the proposed Merger. In evaluating the fairness of the Merger, the members of the Board, all of whom represent individuals or entities that have made significant financial investments in OPENLANE, relied on their long-standing familiarity with OPENLANE’s historic financial performance, their knowledge of the industry in which OPENLANE operates, the information contained in the Management Forecasts and the Montgomery Analysis, and their general experience with evaluating closely held, venture-finance backed companies like OPENLANE.

In evaluating the proposed Merger, the Board was aware of and took into consideration the fact that, contemporaneously with the negotiation of the Merger Agreement, KAR had negotiated future employee arrangements with certain key employees of OPENLANE, including Mr. Kelly, and that definitive agreements relating to such arrangements would be entered into simultaneously with the execution of the Merger Agreement. The key employees were represented by separate legal counsel in these negotiations.

The foregoing discussion summarizes the material factors considered by the Board in its consideration of the Merger. After considering these factors, as well as others, the Board concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Board and the complexity of these matters, the Board did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors but conducted an overall analysis of the transaction. In addition, individual members of the Board may have assigned different weights to various factors. The Board unanimously approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it.

THE BOARD OF DIRECTORS OF OPENLANE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF OPENLANE VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

Management Forecasts

OPENLANE does not as a matter of course publicly disclose long-term forecasts as to future performance, revenues, earnings or financial condition. However, certain prospective financial information, which we refer to as the Management Forecasts, was prepared by OPENLANE’s management, extensively reviewed with and discussed by the Board in December 2010 and February, April and May 2011, and made available to Montgomery. We have included the material portions of the Management Forecasts below in order to give our stockholders access to this information as well. The prospective financial information included in the Management Forecasts and set forth below was prepared for purposes of the Board’s consideration of strategic alternatives. The inclusion of the Management Forecasts below should not be regarded as an indication that our management team or the Board considered, or now considers, the Management Forecasts to be predictive of actual future results.

The Management Forecasts set forth below are, like all prospective financial information, subjective in many respects and reflect numerous estimates and assumptions with respect to industry performance, general business, economic, geo-political, market and financial conditions and other matters, all of which are difficult to predict and beyond OPENLANE’s control. As such, the Management Forecasts constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted, including, but not limited to, OPENLANE’s performance, the marketplace for its services, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules and other risks and uncertainties. See the section entitled “Cautionary Statement Concerning Forwarding-Looking Information” below.

The Management Forecasts set forth below were not prepared with a view toward public disclosure. Accordingly, the Management Forecasts set forth below were not prepared with a view toward complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or U.S. generally accepted accounting principles (“GAAP”). Neither OPENLANE’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Management Forecasts.

The Management Forecasts set forth below do not take into account any circumstances or events occurring since the date such information was prepared or which may occur in the future, and, in particular, do not take into account any revised prospects of OPENLANE’s business, changes in general business, geo-political or economic conditions or any other transaction or event that has occurred since the date on which such information was prepared or which may occur in the future. Because the Management Forecasts set forth below cover multiple years, such information by its nature is subject to greater uncertainty with each successive year. In addition, the projections do not take into account any of the transactions contemplated by the Merger Agreement, including the Merger, which might also cause actual results to differ materially.

None of OPENLANE, KAR or any other person has made or makes any representation to any Stockholder regarding the information included in the prospective financial information set forth in the Management Forecasts.

For the foregoing reasons, the inclusion of the Management Forecasts in this Proxy Statement should not be regarded as an indication that such information will be predictive of actual future results or events, and it should not be relied on as such. Except as required by applicable law, we have not updated nor do we intend to update or otherwise revise the Management Forecasts set forth below, including, without limitation, to reflect circumstances existing after the date such information was prepared or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the prospective financial information is shown to be in error.

The Management Forecasts are comprised of three scenarios: Case 1, which assumes strong performance on strategic initiatives; Case 2, which assumes mixed performance on strategic initiatives, and Case 3, which assumes weak performance on strategic initiatives. In particular, Case 1, Case 2 and Case 3 vary in their assumptions as to how well OPENLANE will perform with respect to attaining its 2011 budget, traction in off-lease vehicle listings, traction in diversified business segments, results of its transport business, international growth, ability to identify and secure accretive acquisitions, and management of operating expenses.

A summary of the Case 1, Case 2 and Case 3 Management Forecasts for fiscal years 2010 through 2014 is provided in the table below:

	Fiscal Year
	2010	2011	2012	2013	2014
	(In millions, Non-GAAP)
CASE 1
Revenue	$98.0	$101.6	$115.8	$153.4	$194.8
Gross Margin	$60.5	$62.9	$69.7	$94.2	$122.3
Adjusted EBITDA(1)	$13.8	$10.7	$10.1	$26.6	$45.9
CASE 2
Revenue	$98.0	$92.5	$97.5	$117.2	$142.8
Gross Margin	$60.5	$56.3	$58.2	$70.9	$88.4
Adjusted EBITDA(1)	$13.8	$6.2	$2.3	$13.9	$25.1
CASE 3
Revenue	$98.0	$88.5	$81.7	$82.6	$91.4
Gross Margin	$60.5	$53.7	$47.6	$46.9	$51.8
Adjusted EBITDA(1)	$13.8	$3.6	$2.1	$6.3	$9.1

(1)	Excludes stock-based compensation expenses

Financial Advisor Analysis

In connection with Montgomery’s role as financial advisor to OPENLANE, the Board invited Montgomery to provide an informal presentation at the December 2010 Board meeting of certain financial analyses it had performed based on the Management Forecasts, which we refer to as the Montgomery Analysis. The Montgomery Analysis was not prepared with a view toward public disclosure, and Montgomery did not deliver a fairness opinion in connection with its analysis. We have included the material portions of the Montgomery Analysis below in order to give stockholders access to this information as well. The inclusion of the Montgomery Analysis should not be regarded as an indication that Montgomery formed any opinion as to the fairness of the Merger Consideration.

Analysis of Selected Precedent Transactions. Montgomery reviewed the financial terms, to the extent publicly available, of a number of mergers and acquisition transactions completed in the software and internet industry in 2009 and 2010. Montgomery calculated various financial multiples based on certain publicly available information for each of these selected transactions, including the ratio of enterprise value to earnings before interest expense, income taxes, depreciation and amortization (such ratio, the “EBITDA multiple”) and compared them to corresponding financial measures for OPENLANE. Based on its analysis, Montgomery estimated a range of EBITDA multiples of 7.7x to 18.6x for last 12 months, or LTM, EBITDA and applied these multiples to OPENLANE’s LTM EBITDA, which resulted in an implied enterprise value, meaning the value of OPENLANE on a debt- and cash-free basis, of $106.5 million to $256.4 million.

No company or transaction utilized in the selected precedent transaction analysis is identical to OPENLANE or the Merger. Because the reasons for, and the circumstances surrounding each of the selected transactions are different, and due to the inherent differences between the operations and financial conditions of OPENLANE and the companies involved in the selected transactions, a determination of value based on a selected precedent transaction analysis is not simply mathematical, and instead depends on complex considerations and qualitative judgments relating to the characteristics of the relevant companies and transactions.

Analysis of Selected Publicly Traded Companies. Montgomery compared certain financial information and commonly used valuation measurements for OPENLANE to corresponding information measurements for two groups of companies comprised of certain publicly traded companies that have similar business characteristics to OPENLANE: (i) Online Auction and Remarketing Solutions and (ii) Online Retailers.

Based on its analysis, Montgomery estimated and applied EBITDA multiple ranges as follows:

•	Online Auctions and Remarketing Solutions
º	An estimated range of EBITDA multiples of 8.6x to 13.2x applied to OPENLANE’s LTM EBITDA implied an enterprise value of $119.3 million to $181.7 million.
º	An estimated range of EBITDA multiples of 7.8x to 10.4x applied to OPENLANE’s next twelve months, or NTM, EBITDA implied an enterprise value of $83.5 million to $111.5 million for Case 1, $47.8 million to $63.9 million for Case 2, and $27.7 million to $37.7 million for Case 3.
•	Online Retailers
º	An estimated range of EBITDA multiples of 11.3x to 23.6x applied to OPENLANE’s LTM EBITDA implied an enterprise value of $156.6 million to $326.6 million.
º	An estimated range of EBITDA multiples of 9.0x to 19.3x applied to OPENLANE’s NTM EBITDA implied an enterprise value of $96.6 million to $207.6 million for Case 1, $55.3 million to $118.9 million for Case 2, and $32.0 million to $68.8 million for Case 3.

No company utilized in the selected publicly traded company analysis is identical to OPENLANE. Because of the inherent differences between the operations and financial conditions of OPENLANE and the selected companies, a determination of value based on a selected companies analysis is not simply mathematical, and instead depends on complex considerations and qualitative judgments relating to the characteristics of the relevant companies.

Illustrative Leveraged Buyout Analysis. Montgomery performed an illustrative leveraged buyout analysis using the Management Forecasts. In performing the illustrative leveraged buyout analysis, Montgomery assumed, among other things, that a hypothetical financial buyer targets a 20.0% to 30.0% internal rate of return on equity. Based on a range of illustrative exit EBITDA multiples of 6.0x to 10x for the assumed exit at the end of 2014, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction, this analysis resulted in an implied enterprise value of $178.4 million to $253.6 million for Case 1, $112.9 million to $154.0 million for Case 2, and $66.4 million to $81.3 million for Case 3.

The preparation of a valuation analysis is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the analysis undertaken by Montgomery. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based on numerous factors or events beyond OPENLANE’s control, none of OPENLANE, Montgomery, KAR or any other person has made or makes any representation to any Stockholder regarding the information set forth in the Montgomery Analysis.

Under the terms of Montgomery’s engagement letter, as amended, OPENLANE agreed to pay Montgomery for its financial advisory services in connection with the Merger a fee of $1 million, all of which is contingent upon the consummation of the Merger. In addition, OPENLANE agreed to reimburse Montgomery for its reasonable out-of-pocket expenses, and to indemnify Montgomery and related parties against certain liabilities relating to, or arising out of, its engagement. OPENLANE selected Montgomery as its financial advisor in connection with the Merger because of its expertise in merger and acquisitions transaction advisory and substantial experience with growth companies. Montgomery is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, competitive bids, and private placements. In the past two years, Montgomery has previously provided financial advisory services to OPENLANE, but did not receive fees in connection with those services. In the past two years, Montgomery has not provided services or received fees from KAR.

Footnote * on page 25 of the Definitive Proxy Statement is corrected by replacing “Per Share Closing Consideration” with “Per Share Merger Consideration” in both places where is appears and deleting “(as defined in the Merger Agreement).”

The following is added as a new sentence at the end of the first paragraph on page 26 of the Definitive Proxy Statement, which is part of the section entitled “Interests of OPENLANE’s Directors and Executive Officers in the Merger — Change in Control Arrangements”:

Mr. Palle’s bonus had been recommended by the Board in August 2009 in light of Mr. Palle’s strategic importance to OPENLANE and in order to incentivize Mr. Palle to remain with OPENLANE despite other employment opportunities.

The following is added as a new paragraph at the beginning of the section entitled “Interests of OPENLANE’s Directors and Executive Officers in the Merger — Agreements with Purchaser” on page 26 of the Definitive Proxy Statement:

Simultaneously with the execution of the Merger Agreement, certain key employees of OPENLANE, including executive officers Peter Kelly, Michael Briggs, Nagendra Palle and Gary Edelstein, entered into employment agreements with KAR, as further described below. The initial drafts of these agreements were first delivered by KAR on or about June 20, 2011, and the key employees were represented by separate legal counsel in the negotiation of these agreements.

Footnote 1 on page 29 of the Definitive Proxy Statement is corrected by replacing “Per Share Closing Consideration” with “Per Share Merger Consideration” in clause (ii) of the footnote and deleting “(as defined in the Merger Agreement)” both places where it appears.

The following is added as a new section under the heading “The Merger”:

Litigation Related to the Merger

On September 9, 2011, a putative class action lawsuit was purportedly filed on behalf of the Company’s stockholders in the Delaware Court of Chancery, docketed as Treadway v.OPENLANE, Inc., et al., Case No. 6849-VCN (the “Treadway Lawsuit”). The Treadway Lawsuit names the Company, each of the members of our Board of Directors, KAR, Riley Acquisition, Inc., and Shareholder Representative Services LLC as defendants. On September 19, 2011, a second putative class action lawsuit was purportedly filed on behalf of the Company’s stockholders in the Delaware Court of Chancery, docketed as Buckley v. OPENLANE, Inc., et al., Case No. 6877-VCN (the “Buckley Lawsuit” and together with the Treadway Lawsuit the “Lawsuits”). The Buckley lawsuit names the Company, each of the members of our Board of Directors, ADESA, Inc., KAR, and Riley Acquisition, Inc., as defendants. On September 19, 2011 the plaintiff in the Buckley Lawsuit filed a motion to consolidate that action with the Treadway Lawsuit. The Delaware Court of Chancery has set a hearing on the motion to consolidate for September 21, 2011.

The Lawsuits allege, among other things, that the Board breached fiduciary duties owed to the Stockholders by entering into the Merger Agreement and in failing to engage in a fair sales process to maximize stockholder value in the Merger. The Lawsuits also allege that the Definitive Proxy Statement contains misleading disclosures about the Merger. The Lawsuits further allege that the Company, KAR, ADESA, Inc., Riley Acquisition, Inc., and Shareholder Representative Services LLC aided and abetted the members of the Board in the alleged breach of their fiduciary duties. The relief sought includes, among other things, an injunction prohibiting the consummation of the Merger, rescission or rescissory damages to the extent the Merger is already consummated, and the payment of plaintiffs’ attorneys’ fees and costs. The Delaware Court of Chancery has set a hearing date of September 26, 2011 for plaintiffs’ request for an injunction. We believe the Lawsuits to be without merit and intend to defend against them vigorously. There can be no assurance, however, with regard to the outcome of the Lawsuits.

UPDATE TO THE MERGER AGREEMENT

The following replaces the first sentence of the second paragraph of the section entitled “Escrow and Indemnification” on page 35 of the Definitive Proxy Statement:

The treatment and disposition of the Escrow Account will be governed by the terms of the Merger Agreement and the Escrow Agreement entered into by and among the Purchaser, the Securityholders’ Representative and Wells Fargo Bank, National Association, as the Escrow Agent, the form of which is attached to this Proxy Supplement as Annex B (the “Escrow Agreement”).

UPDATE TO FINANCIAL STATEMENTS

The following replaces the sections entitled “Financial Statements” on pages 7 and 54 of the Definitive Proxy Statement:

For your convenience, the following financial statements are being mailed to OPENLANE’s Stockholders: (1) the audited consolidated balance sheet of the Company as of December 31, 2010 and December 31, 2009 and the related audited consolidated statements of income, shareholders’ deficit and cash flow for the year then ended and (2) the unaudited consolidated balance sheet of the Company as of June 30, 2011 and the related unaudited consolidated statements of income, shareholders’ deficit and cash flow for the six-month period then ended. Stockholders of record may also request the financial statements by contacting OPENLANE by telephone at (480) 809-3400, by mail at OPENLANE, Inc., 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065, Attn: Scott Cross, Assistant Secretary, or by e-mail at stockholderquestions@openlane.com.

UPDATE TO ADVISORY CONSENT REGARDING CERTAIN EXECUTIVES

Footnote 1 on pages 55 – 56 of the Definitive Proxy Statement is corrected by replacing “Per Share Closing Consideration” with “Per Share Merger Consideration” in clause (ii) of the footnote and deleting “(as defined in the Merger Agreement)” both places where is appears.

WHERE YOU CAN FIND MORE INFORMATION

Any person, including any beneficial owner, to whom this Proxy Supplement is delivered may request copies of this Proxy Supplement, the Definitive Proxy Statement and any of the documents referenced in this document, the Definitive Proxy Statement or other information concerning us by contacting OPENLANE by telephone at (480) 809-3400, by mail at OPENLANE, Inc., 2200 Bridge Parkway, Suite 202, Redwood City, CA 94065, Attn: Scott Cross, Assistant Secretary, or by e-mail at stockholderquestions@openlane.com. Such documents are available without charge. In addition, you may read and copy the Definitive Proxy Statement we filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Definitive Proxy Statement is also available to the public at the SEC’s website at http://www.sec.gov.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY SUPPLEMENT AND THE DEFINITIVE PROXY STATEMENT. THIS PROXY SUPPELEMENT IS DATED SEPTEMBER 20, 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY SUPPLEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

CONSENT REVOCATION

INSTRUCTIONS TO STOCKHOLDER REVOCATION OF CONSENT

If you have previously delivered an executed Merger Consent or Stockholder Acknowledgment to the Company and you now wish to revoke such Merger Consent or Stockholder Acknowledgement, you may do so by taking the following steps:

If you are a stockholder of record (you hold shares in your name):

1.	Tear out, execute and date this Consent Revocation. The date of your Consent Revocation must be later than the date of your Merger Consent or Stockholder Acknowledgment.
2.	Fax or e-mail the executed Consent Revocation directly to: Neela Morrison, Attorney, Wilson Sonsini Goodrich & Rosati, P.C., the Company’s legal counsel, at (650) 493-6811 or nmorrison@wsgr.com.
3.	Send your original executed Consent Revocation to: Reeta Sharma, Corporate Paralegal, Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California 94304-1050.

If you are not a stockholder of record (your shares are held by a broker or other nominee):

1.	Instruct your broker to execute and date this Consent Revocation on your behalf and return it to Wilson Sonsini Goodrich & Rosati, P.C. in the manner described above.

TO BE EFFECTIVE, YOUR WRITTEN REVOCATION MUST BE RECEIVED
PRIOR TO FRIDAY, SEPTEMBER 30, 2011.

IF YOU DO NOT WISH TO REVOKE YOUR MERGER CONSENT OR STOCKHOLDER
ACKNOWLEDGMENT, AS APPLICABLE, NO ACTION IS REQUIRED OF YOU.

If you have any questions regarding the foregoing, please contact Scott Cross, Assistant Secretary of the Company at (480) 809-3400 or at stockholderquestions@openlane.com.

STOCKHOLDER REVOCATION OF CONSENT

By executing this Stockholder Revocation of Consent, the undersigned hereby revokes, as of the date set forth below, the Merger Consent or Stockholder Acknowledgment, as applicable, previously provided by the undersigned to the Company.

(Entity Name(s), if applicable)

By:
Name:
Title:

Dated:

A-1

Annex B

FORM OF ESCROW AGREEMENT

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”), dated as of [•], is made and entered into by and among Shareholder Representative Services LLC, a Colorado limited liability company (the “Securityholders’ Representative”), solely in its capacity as representative of the holders (the “Securityholders”) of all of the outstanding shares, and options and warrants to purchase shares, of capital stock of OPENLANE, Inc., a Delaware corporation (the “Company”), ADESA, Inc., a Delaware corporation (“Parent”), and Wells Fargo Bank, National Association, a national banking association, as Escrow Agent (the “Escrow Agent”).

RECITALS

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of August 15, 2011 by and among Parent, Riley Acquisition, Inc., a Delaware corporation (“Merger Sub”), the Company, KAR Auction Services, Inc., a Delaware corporation, and the Securityholders’ Representative (the “Merger Agreement”), Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with the Merger Agreement and the General Corporation Law of the State of Delaware (the “Merger”) and upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly-owned subsidiary of Parent.

WHEREAS, Section 3.2 of the Merger Agreement provides that, at the closing of the Merger, Parent shall deliver to the Escrow Agent the General Escrow Amount and, if applicable, the Supplemental Escrow Amount (each as herein defined), to be held and disposed of by the Escrow Agent as provided herein;

WHEREAS, simultaneous with the execution of this Agreement, Parent, Merger Sub and the Company have consummated the Merger and Parent shall deliver to the Escrow Agent the General Escrow Amount and, if applicable, the Supplemental Escrow Amount as required under the Merger Agreement; and

WHEREAS, the Securityholders’ Representative and Parent desire to appoint the Escrow Agent to serve as the escrow agent hereunder, and the Escrow Agent is willing to serve in such capacity upon the terms and conditions hereinafter set forth.

AGREEMENTS

NOW THEREFORE, in consideration of the mutual covenants set forth herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1.  Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. Notwithstanding the foregoing, or any contrary provisions of this Agreement, it is understood that the Escrow Agent is not a party to, nor does the Escrow Agent consent to, any provisions of the Merger Agreement. References in this Agreement to the Merger Agreement are for reference by the parties only, and the parties agree that the Escrow Agent shall not be responsible for compliance with any provisions of the Merger Agreement or any agreement other than this Agreement.

2.  Appointment of Escrow Agent.  The Securityholders’ Representative and Parent hereby appoint and designate the Escrow Agent to act as escrow agent under this Agreement and the Merger Agreement. The Escrow Agent hereby accepts such appointment and agrees to act as escrow agent under this Agreement and to comply with all the provisions of this Agreement.

3.  Deposit and Investment of Escrow Fund.

(a)  The Escrow Agent shall accept delivery of (i)(A) Twenty-One Million Dollars ($21,000,000) (the “General Escrow Amount”) and (B) if required to be deposited pursuant to the Merger Agreement, Five Million Dollars ($5,000,000) (the “Supplemental Escrow Amount”), to be held collectively in an escrow account (the “Escrow Account”), invested and disbursed as provided in this Agreement (all amounts held in the Escrow Account are referred to herein as the “Escrow Fund”) and (ii) if applicable, at or before the time of the final disbursement of funds from the Escrow Account, any amounts wired to the Escrow Agent by the Securityholders’ Representative from the Securityholders’ Representative’s expense fund (the “Expense Fund Residual”) to be distributed to the Securityholders in accordance with Section 4(b). In the instance of

(i)(B) and/or (ii) of this Section 3(a), the Escrow Agent will be provided with advance written notice one (1) Business Day prior to the deposit of such funds.

(b)  The Escrow Agent shall invest and reinvest the Escrow Fund as jointly directed in writing by Parent and the Securityholders’ Representative in (i) direct obligations of or obligations fully guaranteed by the United States of America or any agency or instrumentality thereof which have a maturity date of 90 days or less; and (ii) money market funds investing primarily in the obligations described in item (i). Interest accrued on the Escrow Fund shall be credited to the account in which the Escrow Fund is deposited and become a part of the Escrow Fund and be distributed in accordance with Section 4 hereof. Initially and until directed to the contrary in writing jointly by Parent and the Securityholders’ Representative, the Escrow Agent is directed to invest the Escrow Fund in the Wells Fargo Bank Institutional Money Market Deposit Account or a successor or similar fund offered by the Escrow Agent (the “Fund”). Amounts on deposit in the Fund are insured up to a total of $250,000 per depositor, per insured bank (including principal and accrued interest) by the Federal Deposit Insurance Corporation (the “FDIC”), subject to the applicable rules and regulations of the FDIC. Parent and the Securityholders’ Representative understand that deposits in the Fund are not secured. Neither Parent and the Securityholders’ Representative nor the Escrow Agent shall be liable or responsible in any manner for any loss or depreciation resulting from any such Permitted Investment or any liquidation thereof, or for any costs in connection therewith, and all of said losses and costs shall be borne by the Escrow Account. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent will act upon investment instructions the day that such instructions are received; provided that the instructions are communicated within a reasonable amount of time to allow the Escrow Agent to make the specified investment.

(c)  Parent and the Securityholders’ Representative hereby acknowledge and agree that, for federal and state income tax purposes, any interest earned on the investment of the Escrow Fund shall be treated as income of Parent until the Escrow Fund is distributed in accordance with this Agreement. A portion of any amounts distributed from the Escrow Fund to the Securityholders shall be treated as interest under the imputed interest rules of the Code. The Escrow Agent shall be responsible for reporting any interest earned to the Internal Revenue Service; provided, that the parties acknowledge that payments of any interest earned on the Escrow Fund will be subject to backup withholding penalties unless a properly completed Internal Revenue Service Form W-8 or W-9 certification is submitted to the Escrow Agent on behalf of Parent or a Securityholder, as applicable. For the avoidance of doubt, the Securityholders’ Representative shall not be responsible for calculating tax withholding amounts or making withholding status determinations, or otherwise preparing tax calculations or reports.

4.  Release of Escrow Funds.

(a)  Promptly upon determination of the Final Excess Cash pursuant to Section 3.5(b) of the Merger Agreement, Parent and the Securityholders’ Representative shall deliver to the Escrow Agent joint written instructions (the “Excess Cash Instructions”) setting forth the amount, if any, to be paid to Parent pursuant to Section 3.6(a) of the Merger Agreement (the “Excess Cash Payment”). Within five (5) Business Days after the Escrow Agent’s receipt of the Excess Cash Instructions, the Escrow Agent shall promptly deliver to Parent, the Excess Cash Payment, if any.

(b)  Subject to Section 10.1(c) of the Merger Agreement, the Escrow Fund (less any amount which is reasonably necessary to satisfy any unresolved or unsatisfied claims for Losses specified in a notice delivered to the Securityholders’ Representative pursuant to Section 9.3 of the Merger Agreement or Section 9.4 of the Merger Agreement prior to the expiration of the Escrow Period) shall be released from the Escrow Account no later than 5:00 p.m. Pacific time on the third (3rd) Business Day following the termination of the period of eighteen (18) months following, and calculated from, the closing date of the Merger (the “Escrow Period”). Following the termination of the Escrow Period, the Escrow Agent shall deliver to each of the Securityholders such Securityholder’s Responsible Pro Rata Portion (if any) of the remaining portion of the Escrow Fund no longer reasonably necessary to satisfy any then pending claims against the Escrow Account and shall deliver to each of the Securityholders such Securityholder’s Responsible Pro Rata Portion (if any) of the remaining portion of the Escrow Fund, if any, and the remaining portion of the Expense Fund Residual, if any, following resolution of all such claims, in each case as set forth in joint written instructions of Parent and the Securityholders’ Representative. Notwithstanding the foregoing, to the extent that the Supplemental Escrow Amount is deposited in the Escrow Account in accordance with the Merger Agreement, any amounts remaining of the Supplemental Escrow Funds shall be released from the Escrow Account prior to the expiration of the Escrow Period no later than 5:00 p.m. Pacific time on the third (3rd) Business Day following receipt by the Escrow Agent of the joint written notice of Parent and the Securityholders’ Representative that a Release Event has occurred (it being understood between Parent and the Securityholders’ Representative that such joint written notice shall be delivered to the Escrow Agent as promptly as practicable following the occurrence of a Release Event, and in any event within three (3) Business Days). Upon such release of the Supplemental Escrow Funds, the Escrow Agent shall deliver to each of the Securityholders such Securityholder’s Responsible Pro Rata Portion (if any) of the remaining portion of the Supplemental Escrow Funds, as set forth in joint written instructions of Parent and the Securityholders’ Representative. The Escrow Agent shall make distributions under this Escrow Agreement to the Securityholders in the same form and in accordance with the same wiring instructions or delivery addresses, as applicable, as such distributions were made to each such Securityholder at Closing, except as otherwise indicated in any update delivered to the Escrow Agent by the Securityholders’ Representative to reflect any assignments or other changes in factual information. The Escrow Agent shall rely upon (and obtain copies from the Paying Agent or Parent as necessary) the written payment instructions and all tax forms used and collected by the Paying Agent in connection with Closing payments. Notwithstanding anything herein to the contrary, in the case of payments to employees or former employees of the Company for which employment tax withholding is required, such amounts shall be delivered to Parent or the Surviving Corporation and paid through Parent’s or the Surviving Corporation’s payroll processing service or system.

(c)  In the event of a claim by a member(s) of the Parent Group under Section 9.3 of the Merger Agreement (an “Indemnity Claim”), Parent shall simultaneously give written notice to the Securityholders’ Representative and to the Escrow Agent (the “Claim Notice”) stating the alleged basis upon which such member(s) of the Parent Group is entitled to receive the amounts set forth in the Claim Notice from the Escrow Fund in accordance with the provisions hereof and of Section 9.3 of the Merger Agreement. If, within twenty (20) Business Days after receipt by the Securityholders’ Representative of the Claim Notice from Parent, the Escrow Agent does not receive written notice from the Securityholders’ Representative (with a copy of any such notice sent by the Securityholders’ Representative to Parent) disputing the member(s) of the Parent Group’s right to receive the amounts set forth in the Claim Notice from the Escrow Fund (the “Claim Objection Notice”), then the Escrow Agent shall promptly deliver the amount set forth in the Claim Notice from the Escrow Fund to Parent. For purposes hereof, the Escrow Agent shall conclusively presume that any Claim Notice delivered to it was simultaneously delivered to the Securityholders’ Representative. If, within such twenty Business Day period, the Escrow Agent receives a Claim Objection Notice from the Securityholders’ Representative disputing the member(s) of the Parent Group’s right to receive the amounts set forth in the Claim Notice from the Escrow Fund, then the Escrow Agent shall (i) distribute to Parent from the Escrow Fund an amount, if any, equal to the amount set forth in the Claim Notice that the Securityholders’ Representative is not disputing and (ii) retain in the Escrow Account an amount, if any, equal to the amounts set forth in the Claim Notice that the Securityholders’ Representative is disputing, any such amounts to be retained until (1) the Escrow Agent shall have received evidence of a final, non-appealable order of a court of competent jurisdiction (together with a certificate of the presenting party to the effect that such judgment is final and from a court of competent jurisdiction, upon which certificate the Escrow Agent shall be entitled to conclusively rely without further investigation), at which time the Escrow Agent shall promptly deliver the amounts set forth in such court order in accordance with such court order, or (2) the Escrow Agent has received joint written instructions the Securityholders’ Representative and Parent as to the disposition of the amounts set forth in the Claim Notice from the Escrow Fund, at which time the Escrow Agent shall promptly deliver such amount in accordance with such written notice.

(d)  In the event the Securityholders’ Representative disputes Parent’s Claim Notice in accordance with Section 4(c) and the Securityholders’ Representative and Parent are unable, after good faith negotiation, to resolve the dispute within forty-five (45) Business Days following the delivery of a Claim Objection Notice by the Securityholders’ Representative to Parent, the Securityholders’ Representative or Parent may (but are not required to) petition or file an action in the courts of the State of Delaware or the federal courts located in the State of Delaware.

(e)  The Escrow Agent shall, in addition, deliver the amounts deposited hereunder in accordance with any other joint written instructions of the Securityholders’ Representative and Parent received by the Escrow Agent.

(f)  In any case hereunder in which the Escrow Agent is to receive instructions to release, the Escrow Agent shall be entitled to entirely rely on such instructions delivered in writing and duly executed by Parent and the Securityholders’ Representative with no responsibility to calculate or confirm amounts or percentages to release.

5.  Escrow Agent Duties/Resignation.

(a)  The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving notice of such resignation to the Securityholders’ Representative and Parent specifying a date not less than thirty (30) days following the date of such notice when such resignation shall take effect. Upon such notice, a successor escrow agent shall be selected by the Securityholders’ Representative and Parent, such successor escrow agent to become the Escrow Agent hereunder upon the resignation date specified in such notice. If the Securityholders’ Representative and Parent have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Securityholders’ Representative and Parent. The Escrow Agent shall continue to serve until its successor accepts appointment as escrow agent and receives the amounts held in escrow hereunder.

(b)  The Escrow Agent undertakes to perform only such duties as are specifically set forth herein or in joint written instructions of the Securityholders’ Representative and Parent that are not inconsistent with this Agreement and may conclusively rely and shall be protected in acting or refraining from acting on any written notice, instrument or signature reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so. The Escrow Agent shall have no responsibility for the contents of any writing contemplated hereby and may reasonably rely without any liability upon the contents thereof. Notwithstanding anything to the contrary contained in this Agreement, where any action is specified to be taken by the Escrow Agent upon delivery by either the Securityholders’ Representative or Parent (or both the Securityholders’ Representative and Parent) of a notice, certificate or instructions to the Escrow Agent, the Escrow Agent shall not be obligated to take any action until the appropriate party (or parties) has (or have) acted by delivering the certificate, notice or instructions to the Escrow Agent (none of which shall be binding upon the Escrow Agent unless in writing) as to the action to be taken hereunder indicating in writing that a copy of such certificate, notice or instructions has been delivered to the other party.

(c)  The Escrow Agent shall not be liable for any action taken or omitted to be taken by it in good faith and reasonably believed by it to be authorized hereby or within the rights or powers conferred upon it hereunder, nor for any action taken or omitted to be taken by it in good faith and in accordance with advice of legal counsel (which legal counsel may be of the Escrow Agent’s own choosing), and shall not be liable for any mistakes of fact or error of judgment or for any acts or omissions of any kind, in each case unless caused by its own willful misconduct or gross negligence.

(d)  The Securityholders’ Representative (solely on behalf of the Securityholders in its capacity as the Securityholders’ Representative, and not in its individual capacity) and Parent agree severally to indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other professional fees and expenses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, except to the extent such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 5(d) shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

(e)  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

(f)  If any conflict, disagreement or dispute arises between, among, or involving any of the parties hereto concerning the meaning or validity of any provision hereunder or concerning any other matter relating to this Agreement, or the Escrow Agent is in doubt as to the action to be taken hereunder, the Escrow Agent may, at its option, retain the Escrow Fund until the Escrow Agent (i) receives a final non-appealable order of a court of competent jurisdiction or a final non-appealable arbitration decision directing delivery of the Escrow Fund, (ii) receives a written agreement executed by each of the parties involved in such disagreement or dispute directing delivery of the Escrow Fund, in which event the Escrow Agent shall be authorized to disburse the Escrow Fund in accordance with such final court order, arbitration decision, or agreement, or (iii) files an interpleader action in any court of competent jurisdiction, and upon the filing thereof, the Escrow Agent shall be relieved of all liability as to the Escrow Fund and shall be entitled to recover reasonable attorneys’ fees, expenses and other costs incurred in commencing and maintaining any such interpleader action. The Escrow Agent shall be entitled to act on any such agreement, court order, or arbitration decision without further question, inquiry, or consent.

(g)  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

(h)  In the event that any Escrow Fund shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Fund, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it reasonably deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

(i)  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

(j)  The Escrow Agent shall be entitled to compensation for its services as stated in the fee schedule attached hereto as Annex A, which compensation shall be paid one-half (50%) each by Parent and the Securityholders’ Representative (solely on behalf of the Securityholders in its capacity as the Securityholders’

Representative, and not in its individual capacity). The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event. If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Fund with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Fund.

6.  Miscellaneous.

(a)  This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to its choice of law rules.

(b)  Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The parties agree that, after a legal dispute is before a court as specified in this Section 6(c), and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Each party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 6(c), after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

(c)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(d)  Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

(e)  No assignment or transfer by any party of such party’s rights and obligations under this Agreement will be made except with the prior written consent of the other parties to this Agreement; provided, however, that Parent may assign any or all of its rights, obligations and interests hereunder without any such written consent to any Affiliate of Parent or to any of Parent’s lenders as security for any obligations arising in connection with the financing of the transactions contemplated hereby. Subject to the foregoing, this Agreement will be binding upon and will inure to the benefit of the parties and their successors and permitted assigns, and any reference to a party will also be a reference to a successor or permitted assign.

(f)  This Agreement may be executed in two (2) or more counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.

(g)  The titles and captions contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement and all references to Schedules or Annexes are references to Schedules and Annexes, respectively, to this Agreement.

(h)  All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by facsimile or other electronic transmission or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and the fees prepaid) as follows:

If to the Securityholders’ Representative:	Shareholder Representative Services LLC
601 Montgomery Street, Suite 2020
San Francisco, CA 94111
Email: deals@shareholderrep.com
Telephone: (415) 367-9400
Facsimile: (415) 962-4147
Attention: Managing Director
In all cases, with a copy (which shall not constitute notice) to:	Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 Facsimile: (650) 493-6811 Attention: Jon Avina Lawrence M. Chu
If to Parent:	ADESA, Inc. 13085 Hamilton Crossing Blvd. Carmel, IN 46032 Facsimile: (317) 249-4508 Attention: Rebecca C. Polak Executive Vice President and General Counsel
With a copy (which shall not constitute notice) to:	Winston & Strawn LLP 35 West Wacker Drive Chicago, IL 60601 Facsimile: (312) 558-5700 Attention: Leland E. Hutchinson Brian M. Schafer
If to the Escrow Agent:	Wells Fargo Corporate Trust Services Attn: Christopher Tracy 225 Water Street, Suite 410 Jacksonville, FL 32202 Facsimile: 904.489.3759 Attention: Christopher Tracy

or to such other representative or at such other address of a party as such party may furnish to the other parties in writing. Except as otherwise contemplated herein, any notice which is delivered personally or by facsimile or other electronic transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Except as otherwise contemplated herein, any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth Business Day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.

(i)  This Agreement may be modified only by a written amendment signed by the Securityholders’ Representative and Parent, and no waiver of any provision hereof shall be effective unless expressed in writing and signed by the party to be charged; provided, that no amendment to this Agreement which affects the duties and responsibilities of the Escrow Agent hereunder shall be effective without the Escrow Agent’s written consent thereto.

(j)  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, the parties waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

(k)  Any agreement on the part of a party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. Nothing in this Agreement, express or implied, is intended or shall be construed to expand or defeat, impair or limit in any way the rights, obligations, claims or remedies of Parent or the Securityholders as set forth in the Merger Agreement.

(l)  This Agreement shall terminate after the disposition of all of the funds deposited hereunder (including all interest accrued thereon) in accordance with the terms of this Agreement.

(m)  This Agreement shall constitute the entire agreement between the parties as to the subject matter hereof and hereby supersedes all prior discussions, understandings or agreements relating thereto.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

ADESA, INC.
By:
Name:
Title:
OPENLANE, INC.
By:
Name:
Title:
SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholders’ Representative
By:
Name:
Title: Managing Director
WELLS FARGO BANK, NATIONAL ASSOCIATION, solely in its capacity as Escrow Agent hereunder
By:
Name:
Title: